   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1995


                                                       REGISTRATION NO. 33-64813

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              POTLATCH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     82-0156045
         (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                               ONE MARITIME PLAZA
                            SAN FRANCISCO, CA 94111
                                 (415) 576-8800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BETTY R. FLESHMAN
                                   SECRETARY
                              POTLATCH CORPORATION
                               ONE MARITIME PLAZA
                            SAN FRANCISCO, CA 94111
                                 (415) 576-8800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:


                BLAIR W. WHITE                            WILLIAM H. HINMAN, JR.
               DAVID R. LAMARRE                            SHEARMAN & STERLING
        PILLSBURY MADISON & SUTRO LLP                     555 CALIFORNIA STREET
                P.O. BOX 7880                        SAN FRANCISCO, CALIFORNIA 94104
       SAN FRANCISCO, CALIFORNIA 94120


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 1995


                                  $100,000,000

                              POTLATCH CORPORATION


                               % DEBENTURES DUE 2015


                            ------------------------

     Interest on the Debentures is payable semiannually on             and
            of each year,
commencing             , 1996. The Debentures are not redeemable prior to
maturity and are not entitled to any sinking fund. The Debentures will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its direct and indirect participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Debentures--Same-Day Funds Settlement and Payment".

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                 INITIAL PUBLIC
                                                    OFFERING      UNDERWRITING    PROCEEDS TO
                                                    PRICE(1)      DISCOUNT(2)    COMPANY(1)(3)
                                                ------------------------------------------------
Per Debenture...............................           %               %               %
Total.......................................           $               $               $

---------------

(1) Plus accrued interest, if any, from             , 1995.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting estimated expenses of $275,000 payable by the Company.

                            ------------------------

     The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in
New York, New York, on or about             , 1995, against payment therefor in
immediately available funds.

GOLDMAN, SACHS & CO.                                        SALOMON BROTHERS INC
                            ------------------------

               The date of this Prospectus is             , 1995

                             AVAILABLE INFORMATION

     Potlatch Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information about the Company are available for inspection at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debentures, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995, and (iii) the Company's Current Report on Form 8-K dated December 8, 1995. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.


     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Potlatch Corporation, One Maritime Plaza, San Francisco, California 94111, Attention: Secretary (telephone (415) 576-8800).
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is an integrated forest products company with substantial timber resources. It is engaged principally in the growing and harvesting of timber and the manufacture and sale of wood products, printing papers and other pulp-based products. Its timberlands and all of its manufacturing facilities are located within the continental United States.

     FIBER RESOURCES. The principal source of raw material used in the Company's operations is timber, obtained from its own timberlands and purchased on the open market. The Company owns in fee approximately 1.5 million acres of timberland: 497,000 acres in Arkansas, 678,000 acres in Idaho and 345,000 acres in Minnesota. In addition, the Company owns and is developing 10,000 acres in Oregon as a hybrid poplar tree farm for pulp fiber and in early 1996 will acquire an additional 12,000 acres adjacent to the existing farm for this purpose. The Company's fee lands provided approximately 59 percent of its sawlogs and plywood logs in 1994 and an average of 62 percent over the past five calendar years. Including the raw materials used for pulp and oriented strand board, the percentages were 35% for 1994 and 38% for the past five calendar years.

     WOOD PRODUCTS. The Company manufactures and markets oriented strand board, plywood, particleboard, lumber and other wood products. These products are sold through the Company's sales offices primarily to wholesalers for nationwide distribution. To produce these solid wood products, the Company owns and operates several manufacturing facilities in Arkansas, Idaho and Minnesota.

     PRINTING PAPERS. The Company produces coated free sheet printing papers at two facilities in Minnesota. Coated papers are used for annual reports, showroom catalogs, art reproductions and high quality advertising. Printing papers are sold principally to paper merchants for distribution.

     OTHER PULP-BASED PRODUCTS. The Company produces and markets bleached kraft pulp and paperboard, tissue, toweling and napkins. The Company is a major producer of bleached kraft paperboard in the United States. Bleached kraft paperboard manufactured by the Company is used for the packaging of milk and other foods, pharmaceuticals and toiletries, and for paper cups and paper plates. The Company does not consider itself among the larger national manufacturers of any of its other pulp-based products. However, the Company is the leading west coast producer of private label household tissue products.

     The following is a tabulation of selected business segment information for each of the past three years and for the nine months ended September 30, 1995:

                                           YEAR ENDED DECEMBER 31,
                                     ------------------------------------   NINE MONTHS ENDED
      (DOLLARS IN THOUSANDS)            1992         1993         1994       SEPT. 30, 1995
-----------------------------------  ----------   ----------   ----------   -----------------
SALES TO UNAFFILIATED CUSTOMERS:
  WOOD PRODUCTS:
     Oriented strand board.........  $  174,557   $  194,514   $  224,586      $   151,167
     Lumber........................     159,080      196,544      196,577          134,416
     Plywood.......................      65,462       72,815       73,413           56,293
     Particleboard.................      10,642       14,593       17,058           11,603
     Other.........................      17,017       25,159       41,078           28,236
                                     ----------   ----------   ----------      -----------
                                     $  426,758   $  503,625   $  552,712      $   381,715
  PRINTING PAPERS..................  $  365,636   $  369,012   $  405,553      $   334,580
  OTHER PULP-BASED PRODUCTS:
     Pulp..........................  $   17,863   $   12,915   $   10,812      $    17,950
     Paperboard....................     371,511      343,419      335,803          327,521
     Tissue........................     118,162      139,883      166,378          141,271
     Packaging(1)..................      26,682           --           --               --
                                     ----------   ----------   ----------      -----------
                                     $  534,218   $  496,217   $  512,993      $   486,742
  TOTAL............................  $1,326,612   $1,368,854   $1,471,258      $ 1,203,037
OPERATING INCOME (LOSS):
     Wood products.................  $   99,833   $  160,220   $  160,345      $    85,050
     Printing papers...............      27,316       15,796       40,174           46,258
     Other pulp-based products.....      33,298      (40,944)     (53,462)          51,026
                                     ----------   ----------   ----------      -----------
                                     $  160,447   $  135,072   $  147,057      $   182,334

---------------
(1) The Company's packaging operations were sold in April 1992.

     The Company was incorporated under the laws of Maine in 1903 and was reorganized in 1955 as a Delaware corporation. The Company's principal executive offices are located at One Maritime Plaza, San Francisco, California 94111, and its telephone number is (415) 576-8800.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Debentures to redeem on or after April 15, 1996 $100,000,000 aggregate principal amount of the Company's 9 5/8% Sinking Fund Debentures Due 2016. Pending such use, the Company intends to use the net proceeds for general corporate purposes, primarily for investment in short-term, investment grade obligations.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information for each of the five years in the period ended December 31 set forth below has been derived from the consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical financial information for the nine months ended September 30, 1994 and 1995 is derived from the unaudited financial statements of the Company and, in the opinion of the Company, includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes incorporated herein by reference.

                                                                                                     NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                            ------------------------------------------------------------------   -------------------------
 (DOLLARS IN THOUSANDS)        1990          1991          1992          1993          1994         1994          1995
-------------------------   ----------    ----------    ----------    ----------    ----------   -----------   -----------
INCOME STATEMENT DATA
Net sales................   $1,252,906    $1,236,988    $1,326,612    $1,368,854    $1,471,258   $1,083,726    $1,203,037
Costs and expenses:
Depreciation,
  amortization and cost
  of fee timber
  harvested..............       86,154        96,924       107,165       123,544       138,251      104,426       100,796
Materials, labor and
  other operating
  expenses...............      924,303       945,888     1,006,887     1,064,260     1,121,491      838,347       875,165
Selling, general and
  administrative
  expenses...............       66,967        74,998        83,409        83,958        82,799       62,917        67,227
                            ----------    ----------    ----------    ----------    ----------   ----------    ----------
                            $1,077,424    $1,117,810    $1,197,461    $1,271,762    $1,342,541   $1,005,690    $1,043,188
Earnings from
  operations.............   $  175,482    $  119,178    $  129,151    $   97,092    $  128,717   $   78,036    $  159,849
Interest expense, net of
  capitalized interest...      (30,775)      (28,882)      (34,902)      (46,230)      (51,137)     (38,167)      (36,203)
Interest and dividend
  income.................       16,359         5,493         3,790         1,352           348          278         1,051
Other income (expense),
  net....................       (8,728)      (10,594)       26,575        12,790        (1,967)      (4,776)        2,000
                            ----------    ----------    ----------    ----------    ----------   ----------    ----------
Earnings before taxes on
  income and cumulative
  effect of accounting
  changes................   $  152,338    $   85,195    $  124,614    $   65,004    $   75,961   $   35,371    $  126,697
Provision for taxes on
  income.................       53,726        29,393        45,700        26,665        26,966       13,264        47,511
                            ----------    ----------    ----------    ----------    ----------   ----------    ----------
Net earnings before
  cumulative effect of
  accounting changes.....   $   98,612    $   55,802    $   78,914    $   38,339    $   48,995   $   22,107    $   79,186
Cumulative effect of
  accounting changes for
  postretirement benefits
  and income taxes, net
  of tax.................           --            --            --       (31,704)           --           --            --
                            ----------    ----------    ----------    ----------    ----------   ----------    ----------
Net earnings.............   $   98,612    $   55,802    $   78,914    $    6,635    $   48,995   $   22,107    $   79,186
                            ==========    ==========    ==========    ==========    ==========   ==========    ==========
BALANCE SHEET DATA
Working capital..........   $   86,187    $  125,190    $  153,537    $  129,138    $  142,728   $  120,437    $  124,859
Total assets.............    1,731,248     1,908,631     2,015,747     2,085,652     2,081,229    2,061,169     2,160,155
Long-term debt...........      391,892       563,014       634,209       707,131       633,473      637,004       601,344
Stockholders' equity.....      896,122       914,750       955,581       919,664       920,207      908,327       947,692

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following information is qualified in its entirety by and should be read in conjunction with the consolidated financial statements and other information incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                                                                                      NINE MONTHS
                                                                                         ENDED
                                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                            ------------------------------------     --------------
                                            1990    1991    1992    1993    1994     1994     1995
                                            ----    ----    ----    ----    ----     -----    -----
Ratio of earnings to fixed charges(1).....  4.8x    2.5x    3.0x    2.1x    2.3x     1.8x     4.0x

---------------
(1) For the purpose of computing this ratio, earnings represent earnings before taxes on income and fixed charges, excluding capitalized interest. Fixed charges represent interest expense, including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures are to be issued under an Indenture dated as of (the "Indenture") between the Company and First Trust of California, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debentures and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Section references used herein are references to the Indenture. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

GENERAL


     The Debentures offered hereby will mature on           , 2015. The
Debentures will bear interest at the rate per annum shown on the cover of this
Prospectus from           , payable semiannually on           and           of
each year (each, an "Interest Payment Date"), commencing           , 1996, to
the persons in whose names the Debentures are registered at the close of
business on the           and           , as the case may be, next preceding
such Interest Payment Date. The Debentures will not be redeemable prior to maturity and are not entitled to any sinking fund. The Debentures will be nonconvertible, unsecured obligations of the Company limited to $100,000,000 aggregate principal amount and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debentures will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Interest will be computed on the basis of a 360-day year of twelve 30-day months.


     No service charge will be made for any registration of transfer of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The provisions of the Indenture and the Debentures would not necessarily afford protection to owners of the Debentures in the event of a highly leveraged transaction involving the Company. The Indenture does not limit the amount of additional unsecured indebtedness that may be incurred by the Company or any of its Subsidiaries.

BOOK-ENTRY PROCEDURES

     Upon issuance, the Debentures will be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") in The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interests in the global security or securities representing the Debentures will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such global security or securities will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such permanent global security. Ownership of beneficial interests in the global securities by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

     The Company has been advised by the Depositary that upon the issuance of the global security or securities representing the Debentures, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Debentures represented by such global security or securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriters.

     Payment of principal and interest on Debentures represented by a permanent global security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of the permanent global security representing such Debentures. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in a permanent global security representing such Debentures or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests.

     The total amount of any principal and interest due on any global security representing one or more Debentures on any Interest Payment Date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary. The Company has been advised by the Depositary that upon receipt of any payment of principal of or interest in respect of a permanent global security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     No permanent global security described above may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to such Depositary or another nominee of the Depositary or by such Depositary or any such nominee to a successor depositary or nominee thereof.

     A permanent global security representing the Debentures will be exchangeable for definitive Debentures in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such permanent global security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and the Company has not appointed a successor depositary within 90 days, (y) the Company in its sole discretion determines that such permanent global security shall be exchangeable for definitive Debentures in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to the Debentures and the beneficial owners of a majority in aggregate principal amount of the Debentures represented by such global security advise the Depositary to cease acting as depositary and the Depositary so advises the Company in writing. Any permanent global security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Debentures in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Such definitive Debentures shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global security.

     Except as described above, owners of beneficial interests in the global securities representing the Debentures will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no permanent global security representing the Debentures shall be exchangeable, except for another permanent global security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Depositary, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such permanent global security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Debentures will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

RESTRICTIONS ON SECURED DEBT

     The Company will covenant in the Indenture that it will not, nor will it permit any Subsidiary to, create, assume or incur any Lien (except any existing on the date of the Indenture) upon any of its or their Principal Properties, whether owned at such date or thereafter acquired, as security for any Indebtedness without making effective provision, and the Company will covenant in the Indenture that in any such case effective provision will be made, whereby the Debentures shall be secured equally and ratably with (or, at the option of the Company, prior to) any and all other obligations and Indebtedness thereby secured; provided, however, that the foregoing restriction shall not apply to:
(a) Liens upon any property or assets owned by any Subsidiary when it became a Subsidiary; (b) Liens on any property or assets existing at the time of its or their acquisition and Liens on any property or assets acquired, constructed or improved which are created contemporaneously with or within 180 days after (or created pursuant to financing arrangements, a firm commitment for which is obtained within 180 days after) the completion of such acquisition, improvement or construction to secure or provide for payment of the purchase price of property or assets acquired or the cost of such construction or improvement, including Liens arising in connection with cross-border or defeased lease arrangements; (c) certain tax Liens or governmental charges and materialmen's, mechanics', landlords' or other like Liens securing obligations not overdue or which shall be contested in good faith; (d) certain pledges or deposits; (e) any lease; (f) Liens to secure payments under any contract or statute, or to secure any Indebtedness incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of, certain facilities through the issuance of obligations by a state or local governmental unit; (g) easements or similar encumbrances, the existence of which does not materially impair the use of the Principal Property subject thereto for the purposes for which it is held or was acquired; (h) Liens arising out of any final judgment for the payment of money aggregating not in excess of $10,000,000 or Liens arising out of any judgments which are being contested in good faith; (i) Liens on Timberlands in connection with an arrangement under which the Company or a Subsidiary is obligated to cut or pay for timber in order to provide the Lienholder with a specified amount of money, however determined; (j) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of property acquired for such purposes, production therefrom (including the proceeds thereof), or material or equipment located thereon; and (k) Liens to extend, renew or replace any Liens referred to in clauses (a) through (j) or this clause (k) or any Lien existing on the date of the Indenture. Notwithstanding the above, the Company or any Subsidiary may create, assume or incur any Lien that would otherwise be subject to the foregoing restriction, provided that at no time shall the aggregate amount of all outstanding obligations and Indebtedness secured by Liens that would otherwise be prohibited by the above, plus the aggregate amount of Attributable Debt in respect of sale and leaseback transactions described in the next succeeding paragraph (other than any such transactions to the extent that the cash portion of the net proceeds of the sale of such property shall have been applied in compliance with clause (b) of the following paragraph), exceed 10% of Consolidated Net Tangible Assets at the end of the immediately preceding fiscal year of the Company (Section 1005).

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

     The Company will covenant in the Indenture that it will not, and will not permit any Subsidiary to, directly or indirectly, sell or transfer (other than to the Company or a Subsidiary) any Principal Property (other than Principal Property sold or transferred to an industrial development corporation or state or local governmental unit in connection with a revenue or pollution control financing) owned on the date of the Indenture or thereafter acquired with the intention that the Company or any

Subsidiary shall take back a lease thereof (other than a lease for a term of not more than three years, a lease entered into solely for tax purposes, or a cross-border or defeased lease arrangement) unless (a) proceeds of such sale shall at least be equal to the fair value (as determined in good faith by the Board of Directors) of such Principal Property, and either (b) an amount equal to the cash portion of the net proceeds of such sale shall be applied within 180 days either before or after the effective date of any such transaction (i) to the retirement of Funded Indebtedness (other than any thereof owed to the Company or any Subsidiary) or (ii) to the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the cash portion of the net proceeds of such sale or (c) the property, facilities or equipment involved in such sale could have been subjected to a Lien to secure Indebtedness in a principal amount equal to the aggregate amount of Attributable Debt in respect of such sale without equally and ratably securing the Debentures pursuant to the preceding paragraph (Section 1006).

CERTAIN DEFINITIONS

     "Attributable Debt" means, as to any particular lease (other than a cross-border or defeased lease arrangement) entered into after the date of the Indenture, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted to present value as of such time in accordance with generally accepted accounting principles from the respective due dates thereof to such date.

     "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom: (a) all current liabilities of the Company and its consolidated Subsidiaries (excluding intercompany items among the Company and its consolidated Subsidiaries and excluding any current liabilities constituting Funded Indebtedness by reason of being renewable or extendable and excluding deferred income taxes) and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, such assets and exclusions and deductions therefrom to be in such amounts, if any, as would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the date of computation, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

     "Principal Property" means (a) any building, structure or other facility in the United States used primarily for manufacturing, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made shall exceed 10% of Consolidated Net Tangible Assets, and (b) any Timberlands in the United States owned in fee or under contract for the purchase of the fee by the Company or any Subsidiary other than such Timberlands in the aggregate not exceeding 10% of the Timberlands acreage in the United States owned in fee or under contract for the purchase of the fee by the Company or any Subsidiary on the date as of which any determination shall be made; provided, however, that the term "Principal Property" shall not include any Timberlands, buildings, structures, facilities or any portion of any of the foregoing which, in the opinion of the Board of Directors of the Company, shall not be of material importance to the total business conducted by the Company and its Subsidiaries taken as an entirety; and provided, further, that the term "Principal Property" shall not include any land, including without limitation Timberlands, designated by the Board of Directors as being held primarily for development or sale, or any land, including without limitation Timberlands, held for the exploitation of minerals or mineral rights.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Corporation or transfer its properties and assets substantially as an entirety to any Person unless (a) the Corporation formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred shall be a Corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the payment of the principal of and interest on the Debentures and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) such surviving Corporation or such Person, as the case may be, shall not immediately thereafter have outstanding Indebtedness secured by any Liens not permitted by the Indenture or shall have secured the Debentures equally and ratably with (or, at the option of the Company, prior to) any Indebtedness secured thereby (Section 801).

     The Company may not lease its properties and assets substantially as an entirety to any Person (Section 803).

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to the Debentures as being any one of the following events: (i) default for 30 days in any payment of interest on any Debenture; (ii) default in the payment of principal of any Debenture when due; (iii) default, for 60 days after appropriate notice, in performance of any other covenant or warranty in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization. In case an Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of all of the Outstanding Debentures may declare the principal amount to be due and payable immediately (Sections 501 and 502).

     The Indenture requires the Company to file annually with the Trustee an officers' certificate as to whether there has been any default under the terms of the Indenture (Section 1008). The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any default (except in payment of principal or interest) if it considers such to be in the interest of the Holders of the Debentures (Section 602).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debentures unless such Holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures (Sections 512 and 603).

     No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of all of the Outstanding Debentures shall have made written request to the Trustee to institute such proceeding as Trustee, (iii) such Holder or Holders shall have offered to the Trustee reasonable indemnity, (iv) the Trustee shall have failed to institute such proceeding within 60 days after receipt of notice from such Holders, and (v) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debentures a direction inconsistent with such request (Section 507). However, the Holder of any Debenture will have an absolute right to receive payment of the principal of and interest on such Debenture when due and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder (Section 508).

MODIFICATION AND WAIVER

     Certain modifications and amendments of the Indenture may be made by the Company and the Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of all of the Outstanding Debentures, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Debenture; (ii) reduce the principal amount of or the rate of interest on, any such Debenture; (iii) change the place of payment where, or the coin or currency in which, any principal of and interest on any such Debenture is payable; (iv) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debenture; (v) reduce the above-stated percentage of Outstanding Debentures the consent of the Holders of which is necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Debentures necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The Holders of not less than a majority in aggregate principal amount of all of the Outstanding Debentures may on behalf of the Holders of all Debentures waive (i) compliance by the Company with certain restrictive provisions of the Indenture (Section 1009) or (ii) compliance by the Company with any other provision of the Indenture, including a past default under the Indenture, except a default in the payment of the principal of or interest on any Debenture or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debenture affected (Sections 513 and 902).

DEFEASANCE OF DEBENTURES OR CERTAIN COVENANTS

     DEFEASANCE AND DISCHARGE. The Indenture provides that the Company shall be deemed to have paid and discharged all obligations in respect of the Debentures (except for certain obligations to register the transfer or exchange of Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and hold money for payment in trust) on the 93rd day after the date of deposit with the Trustee, in trust, of money or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay each installment of principal and interest on the Debentures on the Stated Maturity of such payments, in accordance with the terms of the Indenture and such Debentures. Such discharge may only occur if, among other things, the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that Holders of the Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, and in the same manner and at the same time, as would have been the case if such deposit, defeasance and discharge had not occurred (Section 403).

     DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that the Company may elect to omit to comply with the restrictive covenants of the Indenture described herein under "Restrictions on Secured Debt" and "Restrictions on Sale and Leaseback Transactions" if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay each installment of principal and interest on the Debentures on the Stated Maturity of such payments, in accordance with the terms of the Indenture and such Debentures. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and will be subject to federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred (Section 1007).

     DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company omits to comply with certain covenants of the Indenture with respect to the Debentures as described above and the Debentures are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

CERTAIN INFORMATION REGARDING THE TRUSTEE

     The Trustee serves as trustee under two other Indentures pursuant to which debt securities of the Company are outstanding. In addition, an affiliate of the Trustee acts as trustee for several tax-exempt revenue bonds issued by local governments in connection with the financing of certain capital projects of the Company.

GOVERNING LAW

     The Indenture and the Debentures will be governed by the laws of the State of New York.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite the name of each such Underwriter below:

                                                                            PRINCIPAL
                                                                            AMOUNT OF
                                 UNDERWRITER                                DEBENTURES
    ---------------------------------------------------------------------  ------------
    Goldman, Sachs & Co. ................................................
    Salomon Brothers Inc.................................................
                                                                           ------------
              Total......................................................  $100,000,000
                                                                           ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Debentures, if any are taken.

     The Underwriters propose to offer Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a
concession of   % of the principal amount of the Debentures. The Underwriters
may allow, and such dealers may reallow, a concession not to exceed   % of the
principal amount of the Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     Settlement for the Debentures will be made in immediately available funds and all secondary trading in the Debentures will settle in immediately available funds. See "Description of the Debentures -- Same-Day Funds Settlement and Payment".

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Goldman, Sachs & Co. and Salomon Brothers Inc perform various investment banking services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Debentures offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California, and certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, San Francisco, California. Toni Rembe, a member of Pillsbury Madison & Sutro LLP, is a director of the Company and at September 30, 1995 owned 2,957 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1994, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to changes made in 1993 to the Company's method of accounting for income taxes, post-retirement benefits other than pensions and post-employment benefits.

---------------------------------------------------------
---------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           -----
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
The Company...............................     3
Use of Proceeds...........................     4
Selected Historical Financial
  Information.............................     5
Ratio of Earnings to Fixed Charges........     6
Description of the Debentures.............     6
Underwriting..............................    14
Legal Matters.............................    14
Experts...................................    14
------------------------------------------------
------------------------------------------------

---------------------------------------------------------
---------------------------------------------------------
                                  $100,000,000

                              POTLATCH CORPORATION


                               % DEBENTURES DUE 2015

                               ------------------

                                      LOGO

                               ------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC
---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                           PAYABLE BY
                                                                           REGISTRANT
                                                                           ----------
        SEC registration fee.............................................   $ 34,483
        Blue Sky fees and expenses.......................................     10,000
        Accounting fees and expenses.....................................     25,000
        Legal fees and expenses..........................................     75,000
        Printing expenses................................................     45,000
        Trustee's fees and expenses......................................     10,000
        Rating agency fees...............................................     60,000
        Miscellaneous fees and expenses..................................     15,517
                                                                             -------
                       Total.............................................   $275,000
                                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article Seventh of the Registrant's Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
------        -------------------------------------------------------------------------
  1.1      -- Form of Underwriting Agreement*
  4.1      -- Form of Indenture between the Company and First Trust of California,
              National Association, as Trustee*
  4.2      -- Form of Debenture*
  5.1      -- Opinion of Pillsbury Madison & Sutro LLP*
 12.1      -- Computation of Ratio of Earnings to Fixed Charges*
 23.1      -- Consent of KPMG Peat Marwick LLP (see page II-4)*
 23.2      -- Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)*
 24.1      -- Powers of Attorney*
 25.1      -- Form T-1 Statement of Eligibility and Qualification of First Trust of
              California, National Association, as Trustee*


------------

* Previously filed.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 12, 1995.


                                          POTLATCH CORPORATION


                                          By:          BETTY R. FLESHMAN


                                            ------------------------------------

                                                     Betty R. Fleshman


                                                         Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                           TITLE                       DATE
         ---------------------------------- --------------------------------  ------------------
(i)      Principal Executive Officer:       Chairman of the Board and Chief   December 12, 1995
         *John M. Richards                  Executive Officer
(ii)     Principal Financial Officer:       Senior Vice President,            December 12, 1995
         *George E. Pfautsch                Finance and Chief Financial
                                            Officer
(iii)    Principal Accounting Officer:      Controller                        December 12, 1995
         *Terry L. Carter
(iv)     Directors:
         *Richard A. Clarke                 Director
         Kenneth T. Derr                    Director
         *Allen F. Jacobson                 Director
         *George F. Jewett, Jr.             Director
         *Richard B. Madden                 Director
         *Richard M. Morrow                 Director
         *Vivian W. Piasecki                Director
         *Toni Rembe                        Director
         *John M. Richards                  Director
         *Reuben F. Richards                Director
         *Richard M. Rosenberg              Director
         *Robert G. Schwartz                Director
         *Charles R. Weaver                 Director
         *Frederick T. Weyerhaeuser         Director
         *William T. Weyerhaeuser           Director


*By          BETTY R. FLESHMAN

     ---------------------------------
             Betty R. Fleshman
             Attorney-in-Fact
                                                           December 12, 1995